     EXHIBIT 99

FOR IMMEDIATE RELEASE


CONTACT:  Leanne Reynolds                Lisa van Velthuyzen
          213-584-9850                   213-584-9841
          leanner@smartandfinal.com      lisav@smartandfinal.com


                            SMART & FINAL APPOINTS
                             PHILLIP E. HAWKINS AS
                     PRESIDENT AND CHIEF OPERATING OFFICER

            FORMER FOOD INDUSTRY EXECUTIVE AT PENN TRAFFIC AND VONS
            -------------------------------------------------------


     LOS ANGELES, CALIF., AUGUST 17, 1998 - - Smart & Final Inc. (NYSE-SMF) today announced the appointment of Phillip E. Hawkins, 47, to the position of president and chief operating officer. Hawkins will oversee the Company's 214 warehouse grocery stores and two foodservice delivery businesses.
     Hawkins was previously the president, chief executive officer and chief operating officer of The Penn Traffic Company, a $3.5 billion company headquartered in Syracuse, New York, operating 262 grocery stores and a wholesale food distribution business. Robert J. Emmons, chairman and chief executive officer of Smart & Final Inc., stated, "I'm very pleased that Phil has agreed to join Smart & Final in this key position. I've been impressed with Phil's outstanding track record at Vons where he successfully ran all operating divisions. His knowledge of the California food market gained while working at Vons, and his experience operating a wholesale food company and multiple store formats at Penn Traffic, will be advantageous for his position at Smart & Final."
     Prior to Penn Traffic, Hawkins was a 30-year veteran with The Vons Companies of Southern California where he served as senior vice president of store operations until Safeway Inc. acquired the company in 1997. In his position, Hawkins was responsible for all operations of the 320 Vons stores, including the Vons supermarkets and Pavilions formats, generating $6 billion in sales.
     Hawkins commented, "I am truly delighted to be joining the Smart & Final team. It's a great organization with a very exciting future. I am looking forward to working with Bob Emmons to make that future a reality."
     Hawkins started at Vons in 1968 working part-time while attending college. Subsequently he held a variety of positions including regional vice president of operations, vice president of merchandising, vice president of sales and marketing, vice president and general manager of Pavilions and group vice president of perishables.
     Hawkins holds a bachelor of science degree in public administration from the University of Southern California. He is also a graduate of that university's Food Industry Management Program. A native of California, Hawkins will relocate to Rancho Palos Verdes with his wife and two children.
     Smart & Final operates 214 grocery warehouse stores in California, Arizona, Nevada, Washington, Oregon, Idaho, Florida and Mexico, and two foodservice distributors located in Northern California and Florida. For 1997, Smart & Final reported sales of $1.45 billion. For additional Company information, visit our Website at www.smartandfinal.com.